Exhibit 10.56

THIRD AMENDING AGREEMENT made as of the 19th day of December, 2013
A M O N G:
CGC INC.
(hereinafter called the “Borrower”)
OF THE FIRST PART
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THE TORONTO-DOMINION BANK
(hereinafter called the “Lender”)
OF THE SECOND PART
WHEREAS the Borrower and the Lender have entered into a credit agreement dated as of June 30, 2009, pursuant to which a credit facility was established in favour of the Borrower (the “Original Credit Agreement”);
AND WHEREAS the Original Credit Agreement has been amended pursuant to amending agreements dated November 22, 2011 and February 1, 2012 (as amended, the “Credit Agreement”);
AND WHEREAS the parties wish to amend the Credit Agreement;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties hereto agree to amend the Credit Agreement as provided herein:

Section 1	General

In this Third Amending Agreement (including the recitals) unless otherwise defined or the context otherwise requires, all capitalized terms shall have the respective meanings specified in the Credit Agreement (including as amended by this Third Amending Agreement).

Section 2	To be Read with Credit Agreement

This Third Amending Agreement is an amendment to the Credit Agreement. Unless the context of this Third Amending Agreement otherwise requires, the Credit Agreement and this Third Amending Agreement shall be read together and shall have effect as if the provisions of the Credit Agreement and this Third Amending Agreement were contained in one agreement.

Section 3	Amendments

(a)	Section 1.1 of the Credit Agreement is hereby amended by adding the following definition in its proper alphabetical order:

“Chinalux” means USG ChinaLux S.ar.l., a company formed under the laws of Luxembourg and a wholly owned subsidiary of the Borrower.”

(b)	Section 8.1.21.1 and Section 8.1.21.2 of the Credit Agreement are hereby deleted in their entirety and replaced as follows:

“8.1.21 Financial Covenants. The Borrower shall:
8.1.21.1 Tangible Net Worth. (a) Maintain a Tangible Net Worth of no less than (i) from December 20, 2013 to December 30, 2014, $50,000,000, (ii) from December 31, 2014 and thereafter, $60,000,000, in each case to be tested at the end of each Fiscal Quarter; and
8.1.21.2 Current Ratio. (a) Maintain a Current Ratio of no less than (i) from December 20, 2013 to December 30, 2014, 1.25:1.00, and (ii) from December 31, 2014 and thereafter 1.50:1.00, in each case to be tested at the end of each Fiscal Quarter.”

(c)	Section 8.2.12 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:
“8.2.12 No Action. The Borrower will not knowingly take any action that would result in the Borrower failing to maintain the minimum Tangible Net Worth ratio required pursuant to Section 8.1.21.1 and the minimum Current Ratio required pursuant to Section 8.1.21.2.”

Section 4	Waiver

Notwithstanding any other provision of the Credit Agreement to the contrary, the Lender hereby (a) consents to (i) the dividend in specie by the Borrower of its shareholder and other interests in Chinalux to its sole shareholder, USG Netherlands Global Holdings B.V. and (ii) the payment by the Borrower of a cash dividend in the amount of $60 million to USG Netherlands Global Holdings B.V. on or after December 20, 2014 and (b) agrees that the Borrower shall not be required to make a mandatory prepayment in accordance with Section 3.4 of the Credit Agreement as a consequence of the disposition of Chinalux.

Section 5	Representations and Warranties

In order to induce the Lender to enter into this Third Amending Agreement, the Borrower represents and warrants to the Lender as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)
the representations and warranties set forth in Article 7 of the Credit Agreement continue to be true and correct in all material respects as of the date hereof with reference to facts subsisting on such date except for those representations and warranties which speak to a specific date;

(b)
all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of this Third Amending Agreement by the Borrower. The Borrower has duly executed and delivered this Third Amending Agreement. This Third Amending Agreement is a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to laws of general application affecting creditors’ rights and the discretion of the court in awarding equitable remedies;

(c)	as of the date hereof no Default or Event of Default exists other than as notified in writing by the Borrower to the Lender prior to the date hereof; and

(d)	since the delivery of the Credit Agreement, no Material Adverse Effect has occurred.

Section 6	Conditions Precedent

This Third Amending Agreement shall not be effective until executed and delivered by the Borrower and the Lender.

Section 7	Expenses

The Borrower shall pay all reasonable fees and expenses incurred by the Lender in connection with the preparation, negotiation, completion, execution, delivery and review of this Third Amending Agreement and all other documents and instruments arising therefrom and/or executed in connection therewith.

Section 8	Continuance of Credit Agreement and Security

The Credit Agreement, as changed, altered, amended or modified by this Third Amending Agreement, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. The Security previously delivered by the Borrower continues in full force and effect and is hereby confirmed.

Section 9	Counterparts

This Third Amending Agreement may be executed in any number of separate counterparts and by facsimile or pdf copy, each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10	Governing Law

This Third Amending Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.
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IN WITNESS WHEREOF the parties hereto have executed this Third Amending Agreement.

CGC INC., as Borrower

By:	/s/ James McEwen
James McEwen
Vice President Finance & Secretary

By:	/s/ Angela Hiltz
Angela Hiltz
Vice President Human Resources & Administration

LENDER:
THE TORONTO-DOMINION BANK, as Lender

	By:	/s/ Ryan Mrozek
Ryan Mrozek
Senior Analyst, National Accounts

	By:	/s/ Andrew Chiodo
Andrew Chiodo
AVP, Credit, National Accounts